Exhibit 10.2

SUPPLY AGREEMENT

THIS SUPPLY AGREEMENT (the “Agreement”), made and entered into as of October 31, 2007 (hereinafter referred to as the “Agreement Date”), by and between Cooking Oil Direct, Inc., a Florida corporation (the "COD") and Biodiesel of America, Inc., a Florida corporation ("BOA").

WHEREAS, COD has formed BOA as a wholly-owned subsidiary for the purpose of operating its biodiesel division;

WHEREAS, contemporaneous with the execution of this Agreement, COD is contributing to BOA certain tangible and intangible assets used in COD’s biodiesel division to BOA, and distributing all of the stock of BOA to COD’s shareholders in a spinoff;

WHEREAS, COD and BOA are executing this Agreement to document the terms under which COD will supply BOA, and BOA will procure from COD, waste cooking oil (“Waste Oil”).

NOW, THEREFORE, for and in consideration of the sum of ten dollars ($10.00) and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged by all parties executing or consenting to this Agreement, and for and in consideration of the covenants, obligations and acknowledgements described herein and arising hereunder, the parties agree as follows:

1.

Purchase of Waste Oil.  COD agrees that BOA may, from time to time, purchase any or all Waste Oil that COD brings back to its business.  BOA may purchase Waste Oil by siphoning into its own containers Waste Oil from COD’s containers that are awaiting pickup by companies that otherwise purchase such Waste Oil from COD.  The parties agree that BOA will not be obligated to purchase any fixed quantity of Waste Oil from COD, or any Waste Oil at all, but only so much as it may need in its business in its sole discretion.

2.

Calculation of Amount Due.  COD will consolidate on a weekly basis the amount of Waste Oil collected from its customers. After that consolidation, a representative from both parties will determine the total volume of Waste Oil to be sold and invoiced to BOA. The parties agree that, for purposes of determining the total volume of Waste Oil, that there are 7.5 pounds per gallon of Waste Oil, that there will be a downward adjustment of 10% to the measured volume of Waste Oil to account for water content, and that the price per pound will be 50% of the Jacobsen Export Yellow Grease pricing on the day of measurement.  Payment will be due 45 days after the date of invoicing.

Executed by the parties hereto as of the dates set forth below.

COD: Cooking Oil Direct, Inc., a Florida corporation /s/ Stanley H. Streicher ____________________________ By: Stanley H. Streicher Its: President	BOA: Biodiesel of America, Inc., a Florida corporation /s/ Stanley H. Streicher ____________________________ By: Stanley H. Streicher Its: President